QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
Zamba Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

3033 Excelsior Blvd., Suite 200
Minneapolis, Minnesota 55416

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 5, 2003

To Our Stockholders:

        The 2003 annual meeting of stockholders of Zamba Corporation will be held at the Minneapolis Hilton Hotel, located at 1001 Marquette Ave. S., Minneapolis, Minnesota, on Thursday, June 5, 2003, beginning at 3:30 p.m. Central Time. At the meeting, the holders of our common stock will act on the following matters:

  1.
  Elect five directors, each for a term of one year; and

  2.
  Any other matters that properly come before the meeting.

        All holders of record of our common stock at the close of business on April 7, 2003, are entitled to vote at the meeting and any postponements or any adjournments of the meeting.

                      By Order of the Board of Directors,

                      Ian Nemerov
                       Secretary

Minneapolis, Minnesota
April 15, 2003

Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

If you plan to attend, you may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

Zamba Corporation
3033 Excelsior Blvd., Suite 200
Minneapolis, Minnesota 55416

PROXY STATEMENT

April 15, 2003

        This proxy statement is furnished in connection with the solicitation by the board of directors of Zamba Corporation relating to the annual meeting of stockholders of Zamba Corporation to be held on Thursday, June 5, 2003, at 3:30 p.m. Central Time at the Minneapolis Hilton Hotel, located at 1001 Marquette Ave. S., Minneapolis, Minnesota, and at any postponements or adjournments of the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

        At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely the election of directors. Additionally, management will report on our performance during 2002 and respond to questions from stockholders.

Who is entitled to vote at the meeting?

        Only stockholders of record at the close of business on April 7, 2003, the record date for the annual meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. This proxy statement and the accompanying proxy card are furnished in connection with the proxy solicitation and are being mailed to stockholders beginning approximately April 15, 2003.

        Each outstanding share of our common stock will be entitled to one vote on each matter.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 38,827,213 shares of Zamba common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 19,413,607 votes will be required to establish a quorum.

        Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for purposes of establishing a quorum.

How do I vote?

        If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

        Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Zamba either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and request that your proxy be revoked, but attendance at the meeting will not by itself revoke a previously granted proxy.

What vote is required to approve each item?

        Election of Directors.    The five director nominees who receive the highest number of votes will be elected directors at the meeting. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

        Other Items.    For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

        If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instruction, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by these "broker non-votes" will, however, be counted in determining whether there is a quorum.

STOCK OWNERSHIP

Who are the largest owners of Zamba stock?

        The following table identifies stockholders, other than directors or officers, who hold beneficially more than 5% of our outstanding common stock, based upon the most recent publicly available reports and other information available to us:

Name and address of beneficial owner	Amount of beneficial ownership		Percent of class
HCL Technologies America, Inc. 330 Potrero Ave. Sunnyvale, California 94805	3,075,031	(1)	7.8%
Wayne Mills US Bancorp Center, Suite 2690 800 Nicollet Mall Minneapolis, MN 55402	2,395,000	(2)	6.2
Motorola, Inc. 1303 East Algonquin Road Schaumburg, Illinois 60196	2,275,892		5.9
Ronald E. Eibensteiner US Bancorp Center, Suite 2690 800 Nicollet Mall Minneapolis, MN 55402	2,070,000	(3)	5.3

(1)
Includes 2,460,025 shares owned of record by HCL Technologies America, Inc. and 615,006 shares obtainable upon exercise of a warrant that expires on February 21, 2007.

(2)
Includes 2,395,000 shares owned of record by Blake Capital Partners, LLC, a limited liability company wholly-owned by Mr. Mills.

(3)
Includes 2,070,000 shares owned of record by Wyncrest Capital, Inc., a corporation wholly-owned by Mr. Eibensteiner.

How much stock do our directors and executive officers own?

        The following table shows the amount of Zamba common stock beneficially owned (unless otherwise indicated) by our directors, the executive officers named in the Summary Compensation Table below, and the directors and executive officers as a group. Except as otherwise indicated, all information is as of April 7, 2003.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Acquirable by Exercise of Stock Options or Warrants Within 60 Days(2)	Aggregate Beneficial Ownership(3)	Percent of Class Outstanding(4)
Michael H. Carrel	1,000	554,792	555,792	1.4%
Joseph B. Costello	5,017,346	2,064,723	7,082,069	17.3
Dixon R. Doll	207,988	162,000	369,988	*
Paul Edelhertz	4,200	851,875	856,075	2.2
Manish Gupta	0	0	0	*
Douglas M. Holden	0	0	0	*
Paul McLean	15,773	348,225	363,998	*
Norm Smith	100	300,000	300,100	*
Sven Wehrwein	0	121,000	121,000	*
All current directors and executive officers as a group (7 persons**)	5,246,407	4,402,615	9,649,022	22.3

*
Represents less than 1% of the outstanding common stock.

**
Does not include Messrs. Gupta or Holden.

(1)
The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. With the exception of Dr. Doll, all directors and executive officers have sole voting and investment power over all shares held. Dr. Doll disclaims beneficial ownership of 13,000 shares held by the University of Michigan Business School Growth Fund, of which he is an alumni investment manager.

(2)
Reflects the number of shares that could be purchased by each person by exercise of options available at April 7, 2003, or within 60 days thereafter under our stock option plans. Also reflects up to 1,489,723 shares that may be obtained by Mr. Costello upon exercise of two warrants, one of which expires on June 29, 2005, with regard to 1,176,471 shares and the other which expires on February 1, 2007, with regard to 313,252 shares.

(3)
This column includes direct holdings of our common stock and shares that may be obtained by exercise of stock options or warrants on April 7, 2003, or within sixty (60) days thereafter.

(4)
Based on 38,827,213 shares outstanding on April 7, 2003.

ITEM 1—ELECTION OF DIRECTORS

        We have five directors currently serving on our board of directors. The current term of office of all of our directors expires at the 2003 annual meeting. The Board of Directors proposes that the following nominees, all of whom are currently serving as directors, be re-elected for a new term of one year and until their successors are duly elected and qualified. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

        Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect these nominees. Shares represented by proxies as to which the authority to vote for a nominee has been withheld will be deemed present and entitled to vote for purposes of determining the existence of a quorum and calculating the numbers of votes cast, but will be deemed not to have been voted in favor of the candidate with respect to whom the proxy authority has been withheld. In the unlikely event that the nominees are not candidates for election at the annual meeting, the persons names as proxies will vote for such other persons as the Board of Directors or proxies may designate.

        The Board of Directors recommends a vote FOR election of the five nominated directors.

        The directors standing for election are:

Joseph B. Costello

        Mr. Costello, 49, has been Chairman of Zamba since December 2002. He served as Vice-Chairman from October 2001 to December 2002, served previously as Chairman from January 1999 to October 2001, and has been a director since April 1996. Mr. Costello has been President and Chief Executive Officer of Think3, a privately held supplier of mechanical computer-aided design technology, since February 1998, and was named Chairman of the Board of Think3 in November 1998. Prior to joining Think3, Mr. Costello was the Chief Executive Officer of Cadence Design Systems Corporation, a supplier of electronic design automation software and services, from May 1988 to October 1997. Mr. Costello holds a Bachelor of Science degree in mathematics and physics from Harvey Mudd College, a Master of Science degree in physics from Yale University and a Master of Science degree in physics from the University of California, Berkeley. Mr. Costello is also Chairman of the Board for NextNet Wireless, Inc., and also serves as Chairman for Barcelona Design, BravoBrava!, Catena Networks, Reality Fusion, and Soliloquy Learning.

Dixon R. Doll

        Dr. Doll, 60, has been a director of Zamba since May 1989. Since December 1996, he has served as Managing Director of Doll Capital Management, a private venture capital firm that invests in entrepreneurial companies in the information technology and communications markets. From September 1994 to December 1996, Dr. Doll was actively engaged in venture capital activities as a private investor. Dr. Doll holds a Bachelor of Science degree in electrical engineering from Kansas State University and Master of Science and Doctorate degrees in electrical engineering from the University of Michigan. Dr. Doll is also a director of NextNet Wireless, Inc., Network Equipment Technologies, Inc. and numerous private companies.

Paul D. Edelhertz

        Mr. Edelhertz, 40, has been a director of Zamba since October 1998, and served as Chairman from October 2000 through December 2001. He is currently an independent business consultant. He was the President and Chief Executive Officer and a director of Reality Fusion, Inc., a provider of Web-based video conferencing technology and services from October 2001 through March 2003. He served as President and Chief Executive Officer of Zamba from October 1998 through October 2000, and was Vice President of Customer Solutions for Zamba from September 1996 to October 1998. From 1984 to September 1996, he was employed by Andersen Consulting, a business-consulting firm, serving as an Associate Partner from 1994 to 1996. Mr. Edelhertz holds a Bachelor of Arts degree in economics from Claremont McKenna College.

Norm Smith

        Mr. Smith, 54, has been President, CEO and a director of the Company since July 2002. He was previously a director of the Company from November 1997 through May 1998, and Executive Vice

President and Chief Operating Officer of the Company from August 1997 through May 1998. From July to August 1997, Mr. Smith was Senior Vice President of Systems Integration of the Company. From April 2001 to June 2002 Mr. Smith was a Managing Director of CEO Partnerships, an executive consultancy focused on assisting emerging high technology companies. From September 1998 to December 2000 he was the founder and President of ISANI.com, an internet services company. He was also employed by Andersen Consulting for sixteen years, serving as a Partner from September 1989 to December 1993. Mr. Smith holds a Bachelor of Science degree in economics from the Wharton School at the University of Pennsylvania, and a Master of Business Administration degree from George Mason University.

Sven Wehrwein

        Mr. Wehrwein, 52, has been a director of Zamba since June 1999. Mr. Wehrwein is also Chairman of the Audit Committee of our Board of Directors. Since March 1999, and at various times since 1995, he has been an independent financial consultant. From December 1998 to February 1999, he was the Chief Financial Officer of Digi International, Inc. From November 1997 to July 1998, he was the Chief Financial Officer of the Center for Diagnostic Imaging, and from June 1995 to August 1996, he was the Chief Financial Officer of InStent, Inc. Prior to joining InStent, he was an investment banker, most recently as a Managing Director at Wessels, Arnold and Henderson, and previously with Drexel Burnham Lambert. Mr. Wehrwein holds a Bachelor of Science degree in business from Loyola University in Chicago, Illinois, and a Master of Management degree from the Sloan School of Management at the Massachusetts Institute of Technology. Mr. Wehrwein is also a director of Vital Images, Inc.

How are directors compensated?

        We do not pay fees to Board members, but directors receive reimbursement of expenses incurred for participating in Board and committee meetings. Non-employee members of the Board also participate in our 1993 Directors' Stock Option Plan (the "Directors' Plan"), which provides for the following grants of options to purchase our common stock: when an individual becomes a non-employee director, such director is granted options to purchase 45,000 shares of common stock; on January 1 of each year, the director is granted options to purchase 15,000 shares of common stock for being a member of the Board and an additional 4,000 options for participation on a committee of the Board, provided such director has served on the Board for at least six months. Mr. Smith is not eligible for grants under the Directors' Plan because he is an employee. Directors may also receive discretionary grants under our 1993 Equity Incentive Plan.

        Option grants under the Directors' Plan are non-discretionary and do not qualify as incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended). The exercise price of options granted under the Directors' Plan is 100% of the fair market value of our common stock on the date of the option grant. Options granted under the Directors' Plan may be exercised immediately; however, the shares obtained upon exercise cannot be sold until they vest. Vesting occurs over four years, with one-sixteenth of each grant vesting at the end of each calendar quarter. Options that are exercised but are not vested are to be repurchased by Zamba upon the termination of the director's service at the exercise price for the option. In the event of a merger with or into another corporation or a consolidation, acquisition of assets or other transaction that results in a change of control of Zamba, the vesting of all options will accelerate and any option that is not exercised prior to the consummation of the transaction will terminate.

How often did the Board meet during 2002?

        The Board of Directors met fourteen times during 2002. With the exception of Dr. Doll, who attended 57% of the Board meetings, each current director attended more than 75% of the total number of meetings of the Board of Directors and committees on which he served.

What committees has the Board established?

        The Board of Directors has a standing Audit Committee and a Compensation Committee, and the Compensation Committee has a standing Non-Affiliate Option Committee.

        Audit Committee.    The Audit Committee recommends to the Board of Directors the selection of independent accountants and reviews the activities and reports of the independent accountants and our internal accounting and financial controls. The functions of the Audit Committee and its activities during 2002 are further described below under the heading Report of the Audit Committee.

        Compensation Committee.    The Compensation Committee is charged with reviewing our general compensation strategy; establishing the salaries of the executive officers; reviewing, approving, recommending and administering our stock option plans and certain other compensation and benefit plans; and approving certain employment contracts. In 2002, the Compensation Committee acted by written consent four times. Mr. Costello and Dr. Doll are the members of the Compensation Committee.

        Non-Affiliate Option Committee.    The Non-Affiliate Option Committee is charged with granting options to non-executive employees upon the beginning of their employment with us, as well as granting options to non-executives upon promotions and for certain other purposes, such as upon employee referrals. The Compensation Committee provides an annual budget and guidelines for option grants by the Non-Affiliate Option Committee. Mr. Smith is the sole member of the Non-Affiliate Option Committee. In 2002, the Non-Affiliate Option Committee acted six times.

Certain Relationships and Related Transactions

        On December 26, 2000, we entered into a loan agreement with our then-Chairman, Paul Edelhertz, in the amount of $500,000. This loan carried simple interest calculated at the rate of 6.15% per annum. Mr. Edelhertz used this loan to exercise 250,000 options to purchase shares of our common stock. The loan was secured by Mr. Edelhertz' options and principal and accrued interest were repayable in one payment on December 26, 2004. This loan agreement was amended on August 2, 2001, as modified on January 31, 2002, to provide that Mr. Edelhertz had the right to assign to us the 250,000 shares in exchange for our cancellation of his $500,000 promissory note. Under the amendment, we received a similar right to acquire the 250,000 shares held by Mr. Edelhertz in exchange for cancellation of the promissory note. On June 21, 2002, Mr. Edelhertz elected to exercise his option to return to us the 250,000 shares of our common stock in exchange for our cancellation of the promissory note. At the date of Mr. Edelhertz' election, a total of $43,250 had accrued in interest.

        On January 31, 2002, Mr. Costello purchased 626,504 shares of our common stock from us in a private transaction, for an aggregate consideration of $300,000. In connection with the January 31, 2002, stock purchase, we issued Mr. Costello a warrant to purchase up to 313,252 shares of our common stock. This warrant may be exercised at a per share purchase price of $0.599 at any time through the close of business on January 31, 2007. The shares were issued at the 90% of the average closing bid price for Zamba for the twenty trading days prior to the date of issuance, and the exercise price for the warrant was set at 125% of the per share price for the common stock purchased by Mr. Costello.

        On February 26, 2002, we entered into a Stock Purchase Agreement with Mr. Costello to sell to him certain of our Series A Preferred Stock in NextNet Wireless, Inc. ("NextNet"), for which Mr. Costello paid us Three Hundred Thousand Dollars ($300,000). This agreement was amended on March 25, 2002, at which time we entered into a similar Stock Purchase Agreement with Mr. Costello in the amount of $400,000. In exchange for these agreements, we agreed to transfer to Mr. Costello that number of our Series A preferred shares that is obtained by dividing the purchase price by the per share price for NextNet stock at the earliest of the following occurrences: (a) the price per share of the NextNet Preferred Stock received by the shareholders of NextNet upon the merger, consolidation, sale of all or substantially all of the assets or any other change-in-control of NextNet; (b) the price per share of the NextNet Preferred Stock established upon our sale of any shares of NextNet Series A Preferred Stock to any third party; or (c) if the items described in "(a)" or "(b)" did not occur by December 31, 2002, the price per share determined by an independent accountant, valuation expert or other entity experienced in the valuation of companies substantially similar to NextNet. We then sold other shares of NextNet Series A Preferred Stock to third parties on April 10, 2002, at the purchase price of $3.00 per share. These transactions then set the purchase price for Mr. Costello's transactions, which resulted in our issuing Mr. Costello an aggregate of 233,333 of our NextNet Series A Preferred Stock.

        On June 7, 2002, we entered into stock purchase agreements with three private investment funds managed by Dr. Doll, in which we sold an aggregate of 25,000 shares of our Series A Preferred Stock in NextNet at a per share price of $6.00 for an aggregate consideration of $150,000.

        Mr. Costello also advanced $450,000 to us in June 2002 and $850,000 in July 2002. In consideration of these advances, we transferred to Mr. Costello a total of 216,668 of our shares of NextNet Series A Preferred Stock valued at $6.00 per share. Mr. Costello may have also received more of our NextNet shares if, at any time prior to December 31, 2002, we sold additional NextNet shares for an aggregate purchase price equal to or in excess of One Hundred Thousand Dollars ($100,000) at a per share purchase price that is less than $6.00 per share. We did not sell any additional shares at a lower purchase price before December 31, 2002. Therefore, Mr. Costello's right to receive additional shares expired at that date.

        On February 22, 2002, we entered into a Strategic Alliance Agreement with HCL Technologies America, Inc. ("HCL America") and HCL Technologies Limited, India ("HCL"), in which we agreed to work with HCL and HCL America to jointly pursue, facilitate, manage and maintain business opportunities with AMDOCS and Blue Cross Blue Shield for the provision of CRM services through the use of the services offered by, and the particular experience and expertise of, ZAMBA, HCL America and HCL. In connection with the Strategic Alliance Agreement, HCL America purchased 2,460,025 shares of our common stock from us in a private transaction, for an aggregate consideration of $1,000,000, and we issued HCL America a warrant to purchase up to 615,006 shares of our common stock. This warrant may be exercised at a per share purchase price of $0.61 at any time through the close of business on February 21, 2007. The shares were issued at the average closing bid price for Zamba for the twenty trading days preceding the date of the agreement, and the exercise price for the warrant was set at 150% of the per share price for the common stock purchased by HCL America. As a result of the purchase of our shares and the issuance of the warrant, HCL America and HCL, as the parent company of HCL America, became joint beneficial owners of more than 5% of our outstanding common stock. On December 13, 2002, we agreed with HCL to terminate our alliance agreement and entered into a more traditional contracting relationship under which we each may obtain subcontract consulting resources from the other party, but ceased our joint marketing activities.

        On April 15, 2002, we entered into agreements to sell to each of Blake Capital Partners and Wyncrest Capital an aggregate of 33,333 shares of NextNet Wireless, Inc. Series A Preferred Stock at a purchase price of $3.00 per share. Blake Capital Partners is wholly-owned by Wayne Mills and Wyncrest Capital is wholly-owned by Ron Eibensteiner. Mr. Mills currently owns approximately 5.2% of our outstanding common stock and Mr. Eibensteiner currently owns approximately 5.3% of our outstanding common stock. On April 26, 2002, we entered into additional agreements to sell to each of Blake Capital Partners and Wyncrest Capital an aggregate of 66,666 shares of NextNet Series A Preferred Stock at a purchase price of $6.00 per share. Because these sales were not completed as contemplated in the original agreements, they were amended in September 2003, when we modified the agreement with Blake Capital Partners to be a sale of an aggregate of 59,000 shares of NextNet Wireless, Inc. Series A Preferred Stock for an aggregate consideration of approximately $354,000, and changed the agreement with Wyncrest Capital into an agreement with Mr. Eibensteiner.

        On November 5, 2002, we entered into a loan agreement with Entrx Corporation ("Entrx"), under which Entrx agreed to lend us up to $2.5 million in three separate advances. Mr. Mills is the President and CEO of Entrx. We received the first advance of $1 million in November 2002 and were to receive additional advances of $750,000 on each of December 15, 2002, and February 15, 2003, subject to our achieving certain conditions under the loan agreement. We met the conditions under the loan, but only received a portion of the second advance prior to the amendment of the loan agreement on February 19, 2003. In connection with the amendment, we received the balance of the second advance, but waived our right to the third advance. Pursuant to the amended loan agreement, the $1.75 million loaned to us, as well as accrued interest, was entitled to convert into shares of NextNet Series A Preferred Stock at $6.00 per share or such lesser price as determined by certain sales of preferred stock by either NextNet or Zamba at a lower per share price. As a result of a lower-priced sale by NextNet, the conversion price was adjusted from $6.00 to $4.23, resulting in the loan converting into 415,340 shares of NextNet Series A Preferred Stock. Further, Entrx may receive additional shares if, on or before June 30, 2003, NextNet or Zamba sell NextNet shares at a lower per share price, which will cause Entrx to receive an equivalent conversion price. We have placed in escrow a stock certificate for an aggregate of 167,993 shares of Series A Preferred Stock in NextNet through June 30, 2003, in case of such a lower price conversion. The loan agreement also granted Entrx the right to appoint one representative to become a member of our Board of Directors. Currently, Entrx has not appointed a representative.

        On February 17, 2003, in consideration of certain services Mr. Eibensteiner performed on our behalf, we issued a warrant to Morgan Street Partners LLC ("Morgan Street") that entitles Morgan Street to purchase 125,000 additional shares of NextNet Series A Preferred Stock from us at $6.00 per share, any time prior to the close of business on May 17, 2004, subject to certain restrictions and conditions. Mr. Eibensteiner owns approximately 5.3% of our outstanding common stock and he and his spouse own Morgan Street Partners. We issued a second warrant to Morgan Street Partners on March 31, 2003, that entitles Morgan Street to purchase up to 16,670 additional shares of NextNet Series A Preferred Stock at $6.00 per share at any time before December 31, 2005, in consideration of Mr. Eibensteiner's commitment to purchase an aggregate of $500,000 worth of additional shares of NextNet stock at a purchase price of $1.47 per share if we request him to do so during 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, which we call the "Exchange Act," requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of Zamba with the Securities and Exchange Commission. Executive officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us during fiscal year 2002, all Section 16(a) filing requirements applicable to our executive officers, directors and greater-than-ten-percent beneficial owners were satisfied, except that Form 4 filings for Dixon Doll, John Olsen, and Sven Wehrwein for stock options granted during January 2002 were not received by the SEC until February 25, 2002; a Form 4 filing for

Joe Costello for a stock option granted during January 2002 was not received by the SEC until March 4, 2002; a Form 4 filing for Paul Edelhertz for a stock option granted during January 2002 was not filed with the SEC until April 3, 2003; and a Form 4 filing for Paul Edelhertz for a disposition of shares during June 2002 was not received by the SEC until August 7, 2002.

Report of the Audit Committee

        The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Zamba filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

        As set forth in more detail in the Audit Committee Charter adopted by our Board of Directors that governs our Audit Committee, the Audit Committee's primary responsibilities fall into three categories:

  •
  first, the Committee is charged with monitoring the preparation of quarterly and annual financial reports by our management, including discussions with management and our outside auditors about draft annual financial statements and key accounting and reporting matters;

  •
  second, the Committee is responsible for matters concerning the relationship between Zamba and its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to Zamba; and determining whether the outside auditors are independent (based in part on the annual letter provided to us pursuant to Independence Standards Board Standard No. 1); and

  •
  third, the Committee oversees management's implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests; and review of the activities and recommendations of our internal auditing program.

        Joseph B. Costello and Sven Wehrwein are the members of our audit committee and are not independent under Rule 4200(a)(14) of the NASD's listing standards. Our audit committee met four times during 2002.

        The Committee has implemented procedures to ensure that during the course of each year it devotes the attention that it deems necessary or appropriate to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the statements with both management and the outside auditors. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement of Auditing Standards No. 61 (Communication with Audit Committees).

        With respect to our outside auditors, the Committee, among other things, discussed with KPMG LLP, and received the written disclosures and the letter from KPMG LLP required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants' independence.

        On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Joseph B. Costello                Sven Wehrwein

Independent Auditors' Fees

Audit Fees

        We paid KPMG $95,000 in fees for the audit of our annual consolidated financial statements for 2002 and for the review of our interim consolidated quarterly financial statements in 2002. We paid KPMG $8,500 in fees for the audit of our 401(k) retirement plan, and $24,994 for other audit-related services. We paid KPMG $101,000 in fees for the audit of our annual consolidated financial statements for 2001 and for the review of our interim consolidated quarterly financial statements in 2001, and $14,500 for other audit-related services in 2001.

Tax Fees

        We paid KPMG approximately $18,100 for tax services for 2002 and approximately $10,700 for tax services in 2001.

All Other Fees

        There were no other fees paid to KPMG during 2002 or 2001. No systems design or implementation services were provided to us by KPMG during 2002 or 2001. The Audit Committee has considered whether, and has determined that, the provision of these services was compatible with maintaining the independence of KPMG.

Selection of Auditors for 2002

        Upon recommendation of the Committee, the Board of Directors has selected KPMG LLP as independent auditors for Zamba for the 2003 fiscal year. KPMG has served as our independent auditors since 1999. Members of KPMG are expected to be present at the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

        The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for 2002.

        The Compensation Committee establishes our general compensation policy and met four times in 2002. The Committee is composed of Joseph B. Costello and Dixon D. Doll. See "Certain Relationships and Related Transactions" above for more information on Mr. Costello and Dr. Doll. Mr. Smith attends Committee meetings, but he does not vote or participate in deliberations that relate to his own compensation. During 2000, the Committee created a Non-Affiliate Option Committee, currently composed of Mr. Smith, which has the right to grant options to persons who are not officers of Zamba, so long as the individual option grants fall within the guidelines established by the Committee.

        The Committee typically reviews salary levels for the Chief Executive Officer and other executive officers annually. The Committee's policy is to award compensation based upon Company and individual performance and to motivate our CEO and executive officers to achieve strategic business objectives. The Committee's policy is to align the interests of our executives with those of our stockholders by providing a significant portion of compensation in the form of stock options to purchase Company common stock. In conjunction with the Non-Affiliate Option Committee, the Committee also administers our stock option plans. Stock options granted under our incentive stock option plans provide long-term incentives for officers because they generally have value only if the price of our stock increases above the exercise price of the stock option and the officer remains in our employ for the period required for the shares to vest. Officers may also receive options under our non-qualified stock option plans, but only in conjunction with our hiring of the officer and only if the non-qualified option grant is an essential element of the inducement for the officer to join us. We do not have a standing nominating committee.

        Our executive compensation program for 2002, which consisted of a combination of base salary and stock options, was designed in large part to align executive incentives with our strategic goals. Accordingly, a significant portion of the total cash compensation to be received by our executive officers was directly linked to Zamba's and each executive's achievement of specified goals. By tying compensation to the achievement of our objectives, we believe that a performance-oriented environment is created for our executives and other employees.

        Base Compensation.    The Committee reviews the performance of the executives and establishes a salary level for the CEO. Base salaries are reviewed annually, based on Company and individual performance and market conditions. The Committee retains the right to review these policies, if it believes that such a review is warranted, in light of changes in our performance, the competitive market for CEOs, and other factors that may be deemed material by the Committee. During 2001, a year in which our revenue and stock price significantly decreased, our executives received two 5% pay decreases. Further, at the end of 2001, we again reviewed the base compensation for our then-CEO and our Chief Financial Officer, and further reduced their salaries for 2002 by approximately 10% each, for an aggregate reduction of 20% from the salaries they were receiving on January 1, 2001.

        Stock Options.    In 2002, stock options were granted to all executives in connection with grants to all employees of the Company in March and August. Stock options typically have been granted to executive officers when the executive first joins us, in connection with a significant change in responsibilities, and, occasionally, to achieve equity within a peer group. The Committee may also grant stock options to executives for other reasons. The number of shares subject to each stock option granted is determined by the Committee in its sole discretion and is based on anticipated future contributions and ability to impact corporate and/or business unit results, past performance where applicable and consistency within the executive's peer group. In the discretion of the Committee, executive officers may also be granted stock options under our equity option plans to provide greater incentives to those officers to continue their employment with us and to strive to increase the value of our common stock. The relative importance of these factors varies from case to case based on a discretionary and subjective determination by the Committee of what is appropriate at the time. The stock options granted during March 2002, as well as certain options granted to Mr. Smith during August 2002, generally become exercisable after five years, but vesting may accelerate for fifty percent (50%) of the option grant if we achieve certain profitability standards in any calendar quarter before June 30, 2003, and as to the remaining fifty percent (50%) of the option grant if we achieve the same profitability standards in a second calendar quarter before June 30, 2003. The stock options granted during August 2002 generally become exercisable as to one-eighth (12.5%) on every three-month anniversary from the date of grant, until the option is fully-vested on the twentyfour-month anniversary of its grant date.

2002 Chief Executive Officer Compensation

        Mr. Smith became President and CEO on July 1, 2002. The Committee based Mr. Smith's compensation for 2002 on Mr. Smith's compensation rate in his immediately prior employment as an executive consultant, our policies for executive compensation, and our understanding of the salaries of CEOs in similar positions of companies of comparable size and other companies in our industry. Mr. Smith's salary for 2002 was set at $264,000. On August 27, 2002, in connection with stock option grants made to all employees of the company, we also granted Mr. Smith options to purchase up to 2,000,000 shares of our common stock. We agreed to make July 1, 2002, the vesting start date for Mr. Smith's grants, because that was his first date of employment with us. Of the options granted to Mr. Smith, an option to purchase up to 400,000 shares of our common stock will become exercisable after five years, but vesting may accelerate for fifty percent (50%) of the option grant if we achieve certain profitability standards in any calendar quarter before June 30, 2003, and as to the remaining fifty percent (50%) of the option grant if we achieve the same profitability standards in a second calendar quarter before June 30, 2003; an option to purchase up to 800,000 shares of our common stock will become exercisable as to one-eighth (12.5%) every three-month anniversary from July 1, 2002, until the option is fully-vested on July 1, 2004; and an option to purchase up to 800,000 shares of our common stock will become exercisable as to one-fourth (25%) on July 1, 2003, and as to an additional one-twenty-fourth (6.25%) every three months after that date, until the option is fully vested on July 1, 2006.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee is or has been an officer or employee of Zamba. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

EXECUTIVE OFFICERS

        The following table lists certain information regarding our executive officers as of April 7, 2003.

Name	Age	Position
Norman D. Smith	54	President, Chief Executive Officer, and Director
Michael H. Carrel	32	Executive Vice President and Chief Financial Officer
Paul G. McLean	39	Executive Vice President

        Information regarding Mr. Smith is listed under "Proposal No. 1—Election of Directors."

        Mr. Carrel has been our Executive Vice President and Chief Financial Officer since October 1998. From May 1997 to October 1998, he had been Director of Strategy and Business Development. From September 1992 to July 1995, Mr. Carrel was an accountant with Price Waterhouse. Mr. Carrel holds a Bachelor of Science degree in accounting from Pennsylvania State University and a Master of Business Administration degree from the Wharton School at the University of Pennsylvania, which he attended from August 1995 to May 1997.

        Mr. McLean has served in several capacities with Zamba since first joining us in July 1998. From November 2000 through March 2002 and since July 2002, he has been Executive Vice President of Delivery Operations. Mr. McLean was not employed by us from March 2002 through June 2002. From January 1999 to November 2000, he was Vice President of Operations. From July 1998 through January 1999, he was a client executive. Prior to joining Zamba, he held several senior technical positions with SHL Systemshouse. Mr. McLean holds a Bachelor of Science degree from University of Waterloo, in Ontario, Canada.

Executive Compensation Summary Table

        The following table sets forth information concerning total compensation earned or paid during the past three fiscal years to each person holding the office of Chief Executive Officer during 2002, our executive officers, and one additional person who was an executive officer during 2002. We refer to these executive officers as the "named executive officers" in the remainder of this proxy statement.

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus		Number of Stock Options Granted	All Other Compensation(1)
Norman D. Smith Director; President and CEO	2002 2001 2000	$132,000 0 0	(2)	$0 0 0		2,000,000 0 0	$90 0 0
Douglas M. Holden Former President and CEO	2002 2001 2000	$135,841 290,063 61,341	(3)	$0 0 0		400,000 0 1,500,000	$90 243 18
Michael H. Carrel Executive Vice President and Chief Financial Officer	2002 2001 2000	$185,766 217,547 152,885		$0 0 50,000	(4)	650,000 0 249,334	$180 243 72
Manish Gupta Former Executive Vice President	2002 2001 2000	$163,971 193,375 25,000	(5)	$0 0 0		300,000 5,000 450,000	$150 243 12
Paul McLean Executive Vice President of Operations	2002 2001 2000	$205,281 193,375 174,039	(6)	$0 0 10,000		450,000 5,000 140,000	$0 2,530 0	(7)

(1)
Includes premiums for life insurance paid on the same basis as for all other employees.

(2)
Mr. Smith began employment as our President and CEO on July 1, 2002.

(3)
Mr. Holden's employment with us ended on June 28, 2002.

(4)
Mr. Carrel was paid a cash bonus on January 15, 2001, for his performance during 2000.

(5)
Mr. Gupta's employment with us ended on October 29, 2002.

(6)
Includes $58,778 in severance payments during the period from March 5, 2002, through July 10, 2002, and $24,781 in vacation time that was accrued during Mr. McLean's employment with us beginning on July 27, 1998, and paid upon his separation from employment with us on March 4, 2002.

(7)
Includes discounts of $2,530 in purchases of company stock through our Employee Stock Purchase Plan ("ESPP"), which allows employees to purchase company stock on a quarterly basis at a fifteen percent discount from market price, which is the lower of the closing price of our common stock on the first day of the quarter the employee enrolls in the ESPP or the last day of the quarterly purchase period.

Option Grants for 2002

        The following table sets forth the following information regarding individual option grants to the named executive officers during 2002:

  •
  the number of shares of Zamba common stock underlying options granted during the year;

  •
  the percentage that such options represent of all options of the same class granted during the year;

  •
  the exercise price;

  •
  the expiration date; and

  •
  the potential realizable value, as of the expiration date, of the options under the option-pricing model discussed below.

        The hypothetical value of the options as of their expiration date has been calculated, as permitted by Securities and Exchange Commission rules, based on assumed rates of annual compound stock appreciation of 5% or 10% from the date the option was granted. It should be noted that this model is only one method of valuing options, and our use of the model should not be interpreted as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.

Option Grants During 2002

			% of Total Options Granted During 2002			Potential Realizable Value At Assumed Annual Rates of Price Appreciation for Option Term(2)
Name	Number of Options Granted(1)			Exercise Price ($/Share)	Expiration Date
						5%	10%
Douglas M. Holden	400,000	(3)	5.8%	$0.29	3/4/12	$72,952	$184,874
Norman D. Smith	400,000	(3)	5.8	0.15	7/1/12	37,734	95,625
Norman D. Smith	800,000	(4)	11.6	0.15	7/1/12	75,467	191,249
Norman D. Smith	800,000	(5)	11.6	0.15	7/1/12	75,467	191,249
Michael H. Carrel	200,000	(3)	2.9	0.29	3/4/12	36,476	92,437
Michael H. Carrel	200,000	(3)	2.9	0.15	8/27/12	18,867	47,812
Michael H. Carrel	250,000	(4)	3.6	0.15	8/27/12	23,584	59,765
Paul McLean	250,000	(3)	3.6	0.15	8/27/12	23,584	59,765
Paul McLean	200,000	(4)	2.9	0.15	8/27/12	18,867	47,812
Manish Gupta	200,000	(3)	2.9	0.29	3/4/12	36,476	92,437
Manish Gupta	100,000	(4)	1.4	0.15	8/27/12	9,433	23,906

(1)
All options were granted at the fair market value of our common stock on the date of the grant.

(2)
The 5% and 10% assumed rates of annual compound stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

(3)
These options become exercisable after five years, but vesting may accelerate for fifty percent (50%) of the option grant if we achieve certain profitability standards in any calendar quarter before June 30, 2003, and as to the remaining fifty percent (50%) of the option grant if we achieve the same profitability standards in a second calendar quarter before June 30, 2003.

(4)
These options become exercisable as to one-eighth (12.5%) on every three-month anniversary from the date of grant, until the option is fully-vested on the twentyfour-month anniversary of its grant date.

(5)
These options become exercisable as to one-fourth (25%) on the twelve-month anniversary from the date of grant, and as to an additional one-twentyfourth (6.25%) every three months after that date, until the option is fully vested on July 1, 2006.

Option Exercises and Year-End Values

        No options were exercised by our named executive officers during 2002. The table below sets forth the following information with respect to the status of their options at December 31, 2002:

  •
  the total number of exercisable and non-exercisable stock options held at December 31, 2002; and

  •
  the aggregate dollar value of in-the-money exercisable options at December 31, 2002.

Option Exercises in 2002 and Option Values on December 31, 2002

	Number of Shares Acquired Upon Exercise of Option
			Number of Unexercised Options at December 31, 2002		Value of Unexercised In-The-Money Options at December 31, 2002(1)
		Value Realized Upon Exercise
Name
			Exercisable	Unexercisable	Exercisable	Unexercisable
Norman D. Smith	—	$—	100,000	1,900,000	$0	$0
Douglas M. Holden	—	—	0	0	0	0
Michael H. Carrel	—	—	466,334	733,000	0	0
Paul G. McLean	—	—	260,725	494,375	0	0
Manish Gupta	—	—	200,209	0	0	0

(1)
In accordance with Securities and Exchange Commission rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $0.08, the closing price of our common stock on December 31, 2002.

Employment Agreements

        All employees at Zamba, including our executive officers, are subject to at-will employment agreements that allow for their termination at any time. However, we have entered into change of control agreements with our executive officers, Messrs. Smith, McLean, and Carrel, and have also entered into a change of control agreement with our Secretary and General Counsel, Ian Nemerov.

        Each change of control agreement provides the employee, upon a change in control of Zamba, an employment contract of 13 months' duration and a severance payment equivalent to six months of salary upon the expiration of the 13-month period, and that will accelerate the vesting of all of his then-outstanding stock options. A "change of control" is defined in the agreements as including a sale of all or substantially all of the assets of Zamba or a merger or consolidation after which holders of our voting securities before the transaction hold less than 50% of the voting securities of the surviving corporation.

COMPANY STOCK PRICE PERFORMANCE

        The following graph compares the cumulative total shareholder return (rounded to the nearest whole dollar) of our common stock, the Nasdaq Stock Market—U.S. Index, and the Nasdaq Computer & Data Processing Index for our last five fiscal years. The graph assumes a $100 investment at the closing price on December 31, 1997, without commissions. This table does not forecast future performance of our common stock. In past years, we included the JP Morgan H&Q Technology Index. As of April 2, 2002, the JP Morgan H&Q Technology Index was discontinued. Accordingly, we selected the Nasdaq Computer & Data Processing Index as a replacement published industry index representative of our industry. We also show the performance of the JP Morgan H&Q Technology Index through December 31, 2001.

ADDITIONAL INFORMATION

        Stockholder Proposals for the 2004 Annual Meeting.    Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2004 may do so by following all applicable rules and regulations of the Securities and Exchange Commission. To be eligible for inclusion, stockholder proposals must be received by our Secretary no later than December 7, 2003. Stockholder proposals that are submitted after this date may not be presented in any manner at the 2004 annual meeting.

        Proxy Solicitation Costs.    We will bear the cost of preparing, assembling, printing and mailing this proxy statement, the Notice of Annual Meeting of Stockholders and the enclosed proxy card, as well as the cost of soliciting proxies relating to the annual meeting. Officers and regular employees of Zamba may, but without compensation other than their regular compensation, solicit proxies by additional mailings or by personal conversations, by telephone, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our common stock.

OTHER BUSINESS

        As of the date of this proxy statement, we know of no other business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ANNUAL MEETING OF STOCKHOLDERS
Thursday, June 5, 2003 3:30 p.m.
Minneapolis Hilton 1001 Marquette Avenue South Minneapolis, MN 55403
ZAMBA CORPORATION 3033 Excelsior Blvd., Suite 200, Minneapolis, Minnesota 55416	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ZAMBA

The undersigned hereby appoints Norman D. Smith and Ian L. Nemerov as proxies, with full powers of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock, $.01 par value, of Zamba Corporation ("Zamba") held of record by the undersigned on April 7, 2003, at the Annual Meeting of Stockholders of Zamba to be held on Thursday, June 5, 2003, and at any continuations or adjournments thereof.

This Proxy, when properly executed and returned in a timely manner, will be voted at the Annual Meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the Board of Director nominees and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Annual Meeting.

See reverse for voting instructions

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN
THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.

\*/ Please detach here \*/

The Board of Directors unanimously recommends that you vote FOR the Board of Director nominees.

1.	Election of directors:	01 Joseph B. Costello 03 Paul D. Edelhertz 05 Sven A. Wehrwein	02 Dixon R. Doll 04 Norman D. Smith	☐	Vote FOR all nominees	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box provided to the right.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR BOARD OF DIRECTOR NOMINEES.

Address Change? Mark Box ☐ Indicate changes below:	Dated:	, 2003

Signature(s) in Box
 (If there are co-owners both must sign)
This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

QuickLinks

TABLE OF CONTENTS
ABOUT THE MEETING
STOCK OWNERSHIP
ITEM 1—ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
EXECUTIVE OFFICERS
COMPANY STOCK PRICE PERFORMANCE
ADDITIONAL INFORMATION
OTHER BUSINESS